Exhibit 10.2

Semtech Corporation

Summary of Director Compensation

Directors who are Company employees are not paid fees or additional compensation for attending Board of Directors (“Board”) or committee meetings. Chief Executive Officer Mohan Maheswaran is currently the only employee on the Board.

Set forth below is a summary of the current compensation arrangements for non-employee members of the Board (“Outside Directors”).

Stock Options in Lieu of Cash Retainer and Meeting Fees

In continuation of a policy established in 1998, the compensation program for our Outside Directors is equity based. The program we use was developed by an independent consulting firm and was established to align the interests of the Board with those of stockholders, to reduce the expense associated with director compensation and to attract and retain high quality directors.

On December 5, 2002, a stock option grant was made to each then Outside Director in lieu of a cash retainer and meeting fees for the period July 15, 2003 through July 15, 2008. The number of options was computed by multiplying the forgone cash compensation over the five-year period of service by four (multiplier), and then dividing that amount by the Company’s stock price on the date of grant, to compute the number of options to be granted. The multiplier was set to recognize the relative risk of taking stock options, compared to cash compensation. The annual cash compensation foregone by Vice Chairman Hankin was set at $30,000 and at $20,000 for each other Outside Director. Using this formula, Vice Chairman Hankin was granted 46,047 stock options and Directors Antle, Burra, Lindstrom, Piotrowski and Schraith were each granted 30,698 stock options.

The vesting period for these options began on July 15, 2003. Twenty percent of the options vest each year, but the annual vesting will not occur, and that portion of the award will be forfeited, if a Director does not attended three of the four most recent regularly scheduled meetings for that year, with certain exceptions. These options are governed by the terms of the Company’s Long Term Stock Incentive Plan (“Plan”), approved by the stockholders in 1998 and on file with the SEC. Upon a change in control, as defined in the Plan, these options become fully vested and the directors will have the right to exercise them immediately.

Director Poe’s status changed to that of an Outside Director in October 2003. In lieu of cash retainers and meeting fees for the period from October 6, 2003 through July 15, 2008, Director Poe was granted an option for 45,960 shares of the Company’s stock, based on the same formula used for the December 2002 grants to other Outside Directors, taking into account the period of service is less than five years. Taking into consideration the leadership role of the Chairman, the annual cash compensation foregone was set at $50,000. These options are subject to the same 20% vesting schedule and other terms and conditions as the options granted to the other Outside Directors for service through July 15, 2008.

Semi-annual Stock Option Grants

Each January 1 and July 1, each Outside Director receives a stock option to purchase 5,000 shares of the Company’s common stock at the market price as of the date of grant. Vesting is over four years. These options are governed by the terms of the Plan. Upon a change in control, as defined in the Plan, these options become fully vested and the directors will have the right to exercise them immediately.

Insurance

Outside Directors are covered by a travel accident policy maintained by the Company for officers and employees.

Reimbursement of Expenses

Outside Directors are reimbursed for expenses related to Board membership, including attendance at director education events.

Arrangements with Chairman Poe

In addition to the compensation provided to Outside Directors generally, the following arrangements were made with Mr. Poe upon his termination of employment and change to Outside Director status in October 2003.

He is entitled to continue participation in Company-sponsored medical and dental plans on an individual or family basis, as he elects, until he reaches the age of sixty-five. The Company is not obligated to provide any insurance not available to Company employees generally and the allocation of premiums between the Company and Mr. Poe is calculated in the same manner as for Company employees generally. Mr. Poe pays his allocated portion of the premiums on an annual basis. During fiscal year 2006, the Company’s cost to maintain this insurance coverage for Mr. Poe was approximately $7,800.

Should Mr. Poe leave the Board in good standing prior to the final vesting date for employee stock options awarded him prior to October 6, 2003, and if he so requests, the Company will employ him on a part time basis from the date he ceases to be a Director until September 21, 2007 on such terms and conditions as the Compensation Committee may then establish.

The Company continues to provide to Mr. Poe, without charge, a computer, cell phone and similar items for use on Company business. As with cell phones provided to employees, the Company permits personal use of the phone without reimbursement. The incremental cost to the Company, if any, is negligible.

Mr. Poe served as acting Chief Executive Officer on an interim basis from September 27, 2005, until April 3, 2006 when Mr. Maheswaran assumed the role. Mr. Poe will remain in a paid advisory capacity until April 28, 2006 to assist with the transition. Mr. Poe is paid $50,000 per month for these services. This monthly fee is all inclusive; thus Mr. Poe was not eligible to participate in the Company’s bonus plan. After April 28, 2006 Mr. Poe will revert to serving the Company solely in his role as Chairman of the Board.

New Directors

Any new Outside Director who joins the Board will receive an initial grant of 10,000 stock options, on such terms and conditions as may be specified at the time of the grant.